Exhibit 99.1

Franciscan Missionaries of Our Lady Health System Purchases

Amedisys Corporate Headquarters Building

BATON ROUGE, LA (December 1, 2015) – The Franciscan Missionaries of Our Lady Health System has purchased the Amedisys corporate headquarters building on Sherwood Forest Boulevard in Baton Rouge, Louisiana (as well as certain personal property located in and around the corporate headquarters building) for total purchase price of $20 million. The building is over 110,000 square feet and can provide office space for up to 600 health system team members allowing co-location of several support departments for greater efficiency and collaboration.

“For quite some time, we have been looking to consolidate administrative space and the opportunity to purchase the Amedisys corporate headquarters building seems an almost ideal fit for our needs. The building is centrally located with easy access from the health system’s corporate office, the Our Lady of the Lake Main campus, Our Lady of the Lake Livingston, St. Elizabeth Hospital as well as numerous physician medical offices,” said John Finan, chief executive officer, Franciscan Missionaries of Our Lady Health System. “Our goal is to consolidate some of our support functions spread across several leased properties. The relocation will also help reduce the traffic away from our main Our Lady of the Lake campus and Essen Lane.”

For the next six months the purchaser and seller organizations will share office space allowing Amedisys a seamless transition for its employees and operations. During the next 6-12 months the health system will evaluate the current locations of support services and determine which offices will move into the new building.

“With approximately 400 corporate team members, Amedisys was interested in finding a space that better suits our current and future growth needs.” stated Amedisys chief executive officer Paul Kusserow. “We are excited about moving into our new home at 3854 American Way, Suite A, which we’re in the process of renovating to spark not only collaboration but innovation in supporting our more than 10,500 caregivers across the United States. We are also very appreciative of the Franciscan Missionaries of Our Lady Health System’s neighborliness and flexibility in this transition.”

“Currently, the health system leases space in many locations throughout the greater Baton Rouge region. As ministry stewards we always want to reduce costs and improve efficiency, the opportunity to purchase this building allows us to significantly reduce the annual expenditure on our leased space and our teams can also focus on uninterrupted productivity that avoids future relocations,” Finan added.

About Franciscan Missionaries of Our Lady Health System

The Franciscan Missionaries of Our Lady Health System is one the largest healthcare systems in Louisiana and is the leading healthcare provider for more than half the state’s population. The health system is a non-profit, Catholic organization sponsored by the Franciscan Missionaries of Our Lady. Headquartered in Baton Rouge, Louisiana, we serve patients statewide through a network of hospitals, clinics, physicians, elderly housing and integrated systems. Our five hospitals include Our Lady of the Angels in Bogalusa, Our Lady of the Lake Regional Medical Center in Baton Rouge, Our Lady of Lourdes Regional Medical Center in Lafayette, St. Elizabeth Hospital in Gonzales and St. Francis Medical Center in Monroe. For more information, visit www.fmolhs.org.

About Amedisys

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health and hospice care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, or hospice care at the end of life. More than 2,200 hospitals and 61,900 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held Fortune 1000 company. With more than 13,000 employees, in 395 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of 360,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com

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Contact: Kelly Zimmerman

Franciscan Missionaries of Our Lady Health System

(225) 765-8665

Kelly.Zimmerman@ololrmc.com

Contact: Kendra Kimmons

Amedisys Home Health Services

(225) 299-3720

kendra.kimmons@amedisys.com

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